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                                                               EXHIBIT 13(C)



                               February 19, 1987



The Horizon Funds
277 Park Avenue
38th Floor
New York, NY  10172

Gentlemen:

         In connection with your sale to us today of ten (10) shares of beneficial interest in The Horizon Funds (the "Shares") (representing two (2) shares of The Horizon Prime Fund, two (2) shares of The Horizon Treasury Fund, two (2) shares of The Horizon Intermediate Government Fund, two (2) shares of The Horizon Intermediate Tax-Exempt Fund and two (2) shares of The Horizon Tax-Exempt Money Fund), we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) your sale of the Shares to us is made in reliance on such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and
(iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein, except upon repurchase or redemption by The Horizon Funds, unless and until the Shares have been registered under the 1933 Act or you have received an opinion of your counsel indicating to your satisfaction that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

         This letter is intended to take effect as an instrument under seal, shall be construed under the laws of the Commonwealth of Massachusetts, and is delivered at Boston, Massachusetts, as of the date above written.

                                        THE CONCORD FINANCIAL GROUP, INC.


                                        By: /s/ William B. Blundin
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                                        Title: President
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